Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               MARKEL CORPORATION
             (Exact name of registrant as specified in its charter)

   COMMONWEALTH OF VIRGINIA                                   I.D.# 54-0292420
(state or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

         4551 COX ROAD, GLEN ALLEN, VIRGINIA              23060
       (Address of Principal Executive Offices)        (Zip Code)

            MARKEL CORPORATION EMPLOYEE STOCK PURCHASE AND BONUS PLAN
                            (Full title of the plan)

                                GREGORY B. NEVERS
                                CORPORATE COUNSEL
                    4551 COX ROAD, GLEN ALLEN, VIRGINIA 23060
                    (Name and address of agent for service)

                               (804) 747-0136
       (Telephone number, including area code, of agent for service)

                      Calculation of Registration Fee
                                     Proposed          Proposed
   Title of                           Maximum           Maximum           Amount of
Securities to     Amount to be     Offering Price      aggregate        Registration
be registered      registered        per share       offering price          Fee
-------------      ----------        ---------       --------------     ------------
Common Stock,       100,000         $152.75 (1)       $15,275,000         $4,506.13
 no par value

(1) Estimated solely for the purpose of determining the registration fee and based, pursuant to Rule 457 under the Securities Act of 1933, on the average of the high and low per share sales price of the registrant's Common Stock as reported on the New York Stock Exchange on September 10, 1998.

PART II.   INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

     The Company hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission.

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     (b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (a) above, including the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998.

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 4, 1987 under Section 12 of the Exchange Act.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6.   Indemnification of Directors and Officers

     Article 10 of the Virginia Stock Corporation Act (the "Act") provides, in general, for indemnification by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

                                      11-1

     Article VII of the Company's Amended and Restated Articles of
Incorporation provides for mandatory indemnification of directors and officers to the maximum extent now or hereafter permitted by the Act including indemnification against liability incurred in proceedings instituted or threatened by third parties, or by or on behalf of the Company itself, unless incurred as a result of gross negligence, willful misconduct or as a result of a knowing violation of the criminal law.

     The Act also provides that in any proceeding brought by or in the right of the Company or on behalf of shareholders of the Company, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the Company during the twelve months immediately preceding the act or omission for which liability was imposed, except that the foregoing limitation does not apply if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

     The Company maintains a standard policy of officers' and directors' liability insurance.

Item 9.  Exhibits

     See Index to Exhibits.

Item 10.  Undertakings

     The undersigned registrant hereby undertakes or acknowledges:

     (a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia, on September 14, 1998.

                                      MARKEL CORPORATION
                                          Registrant



                                      By: /s/ Darrell D. Martin
                                         -------------------------------------
                                          Darrell D. Martin
                                          Executive Vice President and
                                          Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Alan I. Kirshner                     *             Date: September 14, 1998
------------------------------------------
Alan I. Kirshner, Chief Executive Officer,
Director


/s/ Darrell D. Martin                    *             Date: September 14, 1998
------------------------------------------
Darrell D. Martin, Executive Vice President
and Chief Financial Officer, Director
(Principal Financial and Accounting Officer)


/s/ Steven Markel                        *             Date: September 14, 1998
------------------------------------------
Steven A. Markel, Vice Chairman, Director


/s/ Anthony F. Markel                    *             Date: September 14, 1998
------------------------------------------
Anthony F. Markel, President and
Chief Operating Officer, Director


/s/ Leslie A. Grandis                    *             Date: September 14, 1998
------------------------------------------
Leslie A. Grandis, Director

/s/ Stewart M. Kasen                     *             Date: September 14, 1998
------------------------------------------
Stewart M. Kasen, Director


/s/ Gary L. Markel                       *             Date: September 14, 1998
------------------------------------------
Gary L. Markel, Director


/s/ V. Prem Watsa                        *             Date: September 14, 1998
------------------------------------------
V. Prem Watsa, Director


*  Pursuant to Power of Attorney

                           Index to Exhibits


The following exhibits are filed herewith as part of this Registration
Statement:

Exhibit
No.
-------
 4.1            Amended and Restated Articles of Incorporation, as amended*

 4.2            Bylaws, as amended**

 5              Opinion of counsel

23.1            Consent of KPMG Peat Marwick LLP

23.2            Consent of counsel (included in Exhibit 5)

24              Power of Attorney***



* Incorporated by reference from Exhibit 3.1 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

** Incorporated by reference from Exhibit 3.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

*** Incorporated by reference from Exhibit 25 of Registrant's registration statement on Form S-8 (33-46706).